Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$0.00	$0.00

(1) This is a supplemental filing submitting final pricing information for a pricing supplement dated July 20, 2018 (Accession No. 0001144204-18-039413).

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-223208

Supplement dated October 16, 2018

to Pricing Supplement dated July 17, 2018

Equity Index Underlying Supplement dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Prospectus dated February 26, 2018

Buffered Accelerated Market Participation SecuritiesTM

Linked to the Least Performing of the
S&P 500® Index (the “SPX”) and the Russell 2000® Index (the “RTY”)
(each an “Underlying”)
CUSIP: 40435FQ75

(the “BAMPS”)

This document supplements the offering document referenced above, including in connection with any secondary market transactions in the BAMPs by HSBC Securities (USA) Inc. and its affiliates. Terms used but not defined in this supplement have the meanings set forth in those offering documents.

In the pricing supplement, dated July 20, 2018 and filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2018 (the “Pricing Supplement”), the initial level was defined, as with respect to each Underlying, the arithmetic average of its Official Closing Levels on each Initial Level Valuation Date (as listed below) on which a Market Disruption Event does not occur. (1).

Date No.	Initial Level Valuation Date	Official Closing Level of the SPX	Official Closing Level of the RTY
1	July 17, 2018	2,809.55	1,687.264
2	July 24, 2018	2,820.40	1,680.195
3	July 31, 2018	2,816.29	1,670.805
4	August 7, 2018	2,858.45	1,688.300
5	August 14, 2018	2,839.96	1,692.578
6	August 21, 2018	2,862.96	1,718.045
7	August 28, 2018	2,897.52	1,728.422
8	September 4, 2018	2,896.72	1,733.377
9	September 11, 2018	2,887.89	1,718.404
10	September 18, 2018	2,904.31	1,710.971
11	September 25, 2018	2,915.56	1,708.805
12	October 2, 2018	2,923.43	1,656.042
13	October 9, 2018	2,880.34	1,621.865
14	October 16, 2018	2,809.92	1,596.837

SUM of Closing Levels / Number of Valuation Dates		40,123.30 /14	23,611.910 /14

	Arithmetic Mean	2,865.95(1)	1,686.565(1)

(1) Rounded to two decimal points with respect to the SPX and three decimal points with respect to the RTY

The initial level for the SPX is 2,865.95 and for the RTY 1,686.565.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the BAMPs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page 7 of the Pricing Supplement, page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the BAMPs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the BAMPs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated July 20, 2018:

https://www.sec.gov/Archives/edgar/data/83246/000114420418039413/tv499032_424b2.htm

•	The Equity Index Underlying Supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

•	The prospectus supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

•	The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm